Exhibit 5.2

[Letterhead of Richards, Layton & Finger, P.A.]

January 13, 2006

Rudolph Technologies, Inc.

One Rudolph Road

P.O. Box 1000

Flanders, New Jersey 07836

Re:	Rudolph Technologies, Inc.
Registration Statement on Form S-4 (File No. 333-127371)

Ladies and Gentlemen:

We have acted as special Delaware counsel to Rudolph Technologies, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933 of shares of common stock, par value $0.001 per share, of the Company (the “Common Shares”) and the associated preferred share purchase rights (the “Rights”). In this connection, you have requested our opinion as to a certain matter of Delaware law.

We have been furnished and have reviewed the following documents: (i) the Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on November 17, 1999, as amended by the Certificate of Designation of the Series A Junior Participating Preferred Stock of the Company as filed with the Secretary of State on June 27, 2005 (collectively, the “Certificate of Incorporation”); (ii) the Restated Bylaws of the Company (the “Bylaws”); (iii) the Rights Agreement (the “Agreement”), dated as of June 27, 2005, between the Company and American Stock Transfer & Trust Company (the “Rights Agent”); (iv) resolutions of the Board of Directors (the “Board”) of the Company relating to the Agreement; (v) a certificate of good standing, dated the date hereof, issued by the Secretary of State with respect to the Company; and (vi) a certificate of an officer of the Company, dated the date hereof, as to certain matters.

With respect to the foregoing documents, we have assumed: (a) the genuineness of all signatures on all documents we have reviewed; (b) the authenticity, accurateness and completeness of all documents submitted to us as originals; and (c) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic, electronic or other

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copies. We have not reviewed any document other than the documents listed above for purposes of rendering our opinion as expressed herein, and have relied solely upon the foregoing documents furnished for our review as listed above, the statements of facts and factual information set forth in said documents, and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects. In addition to the foregoing, for the purpose of rendering our opinion as expressed herein, we have, with your consent, assumed that: (i) the Agreement has been duly authorized, executed and delivered by the Rights Agent; (ii) Rights Agreement constitutes a legal, valid and binding obligation of the Rights Agent; and (iii) any subsequent issuance of Rights by the Company will be, accomplished in accordance with the provisions of the Agreement.

For the purpose of rendering our opinion as expressed herein, we have, with your consent, also assumed that, with respect to the authorization and adoption of the Agreement and the issuance of the Rights: (A) the Board concluded in good faith, after exercising due care and carefully considering (i) the provisions of the Agreement in light of (a) the characteristics of the Company which could make it an attractive takeover target, (b) the takeover environment existing at such time and (c) the vulnerability of the Company to abusive takeover tactics in light of existing law and provisions of the Certificate of Incorporation and Bylaws and (ii) the potential effects of the Agreement on the Company and its stockholders, including any future proposal to acquire the Company, that the Agreement is in the best interests of the Company and its stockholders, and (B) the Agreement serves legitimate corporate purposes reasonably related and proportionate to the potential threats perceived by the directors and was not adopted for the sole or primary purpose of perpetuating the directors’ or management’s control over the Company or providing personal financial gain for directors or management of the Company. In addition, we note that the enforceability of the Rights and the Rights Agreement against the Company may depend on the determination of a court of the State of Delaware or of other competent jurisdiction that the directors’ decision to adopt and/or maintain the Agreement or to decline to redeem the Rights or take other future actions with respect to the Rights or the Rights Agreement is a reasonable response to any particular threat to the Company.

The Delaware Law

Section 157 of the General Corporation Law of the State of Delaware (the “General Corporation Law”), 8 Del. C. § 157, authorizes the creation and issuance of rights entitling the holders thereof to purchase from the corporation any shares of its capital stock on such terms and conditions as shall be stated in the certificate of incorporation or in any resolution adopted by the board of directors providing for the creation and issuance of such rights.

In Moran v. Household International Inc., 500 A.2d 1346 (Del. 1985), the Delaware Supreme Court held that Section 157 of the General Corporation Law provides statutory authority for a board of directors to issue rights containing provisions similar to certain provisions of the Agreement (the “Flip-Over Provisions”) and that the business judgment rule

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applied to the adoption by the board of directors of Household International of a rights dividend plan as a preplanned defensive mechanism. The Court found that the rights dividend issued by Household had a rational corporate purpose in view of Household’s reasonably perceived vulnerability to unfair or coercive takeovers generally, and, accordingly, that the issuance of rights containing provisions similar to the Flip-Over Provisions was a legitimate exercise of the business judgment of the Household directors under the facts presented. In so holding, the Court stated: “The Directors adopted the Agreement in the good faith belief that it was necessary to protect Household from coercive acquisition techniques. The Board was informed as to the details of the Agreement. In addition, Household has demonstrated that the Agreement is reasonable in relation to the threat posed.” 500 A.2d at 1357.

In Revlon, Inc. v. MacAndrews & Forbes Holdings, Inc., 506 A.2d 173 (Del. 1986), relying on its holding in Household and on the general powers provisions of Section 122(13) of the General Corporation Law, 8 Del. C. § 122(13), the Delaware Supreme Court upheld the initial adoption by the board of directors of Revlon of a rights plan which, like certain provisions of the Agreement, discriminated against an acquiring person. There, in the face of an impending hostile takeover bid at a price which the Revlon board reasonably determined was grossly inadequate, the Board adopted a rights plan which gave all stockholders, other than the acquiring person, the right to put their shares back to the corporation for securities having a value substantially in excess of the market value of their shares. The Court found that, under the circumstances presented, “the board acted in good faith and upon reasonable investigation” and that “it cannot be said that the Rights Plan as employed was unreasonable, considering the threat posed”. 506 A.2d at 181.

In Leonard Loventhal Account v. Hilton Hotels Corp., C.A. No. 17803, 2000 WL 1528909 (Del. Ch. Oct. 10, 2000), aff’d, 780 A.2d 245 (Del. 2001), the Delaware Court of Chancery dismissed a complaint filed by a stockholder of Hilton Hotels Corp. challenging a stockholder rights plan adopted by the Hilton board of directors in November 1999. The Hilton rights plan included provisions commonly found in many other stockholder rights plans adopted by Delaware corporations since the Delaware Supreme Court first examined and upheld the right of a board of directors to adopt such a plan in Moran v. Household. Nonetheless, the plaintiff challenged the rights plan on five separate grounds, asserting that: (i) the plan was not a valid and enforceable contract between Hilton and its common stockholders; (ii) the plan imposed unlawful transfer restrictions on Hilton common stock; (iii) the plan violated 8 Del. C. §§ 151 and 242 by altering the rights of Hilton stockholders without an amendment to Hilton’s certificate of incorporation; (iv) Hilton violated 8 Del. C. § 202, its bylaws and 6 Del. C. § 8-401 by failing to issue unlegended stock certificates for shares of common stock upon request; and (v) the plan violated 8 Del. C. §§ 102(b)(7) and 141(a) by attempting to eliminate any liability on the part of Hilton’s board of directors. In doing so, the plaintiff “challenged several provisions and aspects of the Hilton rights plan that were not only contained in the Household rights plan, but figured prominently in the litigation that led to the decisions of the Delaware courts.” Id. at *4.

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With respect to plaintiff’s first three claims, the Court dismissed each under the doctrine of stare decisis, finding in each case that the plaintiff’s arguments had been considered and rejected by the Delaware Supreme Court in Moran and that the “Hilton board validly relied on its business judgment to adopt the Rights Plan.” Id. at *5. The Court further held that Hilton did not violate its bylaws or Delaware law by failing to issue unlegended stock certificates because the legend was authorized by 8 Del. C. § 157, was validly approved by the Hilton board, was appropriate as it continued to evidence the validly issued rights and did not constitute a refusal to register a transfer. Finally, the Court dismissed as moot the plaintiff’s claim that the rights plan, which provided that any actions taken in good faith by the Hilton directors in administering the plan “shall … not subject the Board to any liability to the holders of the Rights,” improperly limited the liability of the Hilton directors for breaches of fiduciary duty. The Court’s holding, however, was based on Hilton’s representation that the provision in question had no effect on the rights of Hilton’s stockholders, qua stockholders, and did not bar claims that may be brought by stockholders as such concerning the rights plan.

The Household, Revlon and Hilton decisions, and the subsequent decisions of the Delaware courts relying on those cases, clearly support the application of the business judgment rule to the adoption of a rights plan such as the Agreement, if the board of directors acts in good faith and on an informed basis and if the provisions of the plan are reasonable in relation to the threat posed to the corporation.

Opinion

Based upon and subject to the foregoing and upon our review of such matters of law as we have deemed necessary and appropriate in order to render our opinion as expressed herein, and subject to the assumptions, limitations, exceptions and qualifications set forth herein, it is our opinion that the Rights are binding obligations of the Company.

The foregoing opinion is subject to the following limitations, exceptions and qualifications:

A. We are admitted to practice law in the State of Delaware and do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinion is limited to the laws of the State of Delaware, and we have not considered and express no opinion on the effect of the laws of any other state or jurisdiction, including state or federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or of any other regulatory body.

B. Our opinion above is subject to (a) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (b) principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether considered and applied in a proceeding in equity or at law or

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pursuant to arbitration).

C. We express no opinion as to any provision of the Agreement that purports to exculpate directors from liability, including clause (y) of the last sentence of Section 30 of the Agreement.

We understand that this opinion may be filed with the Securities and Exchange Commission in connection with the Company’s registration of Common Shares and Rights under the Securities Act of 1933 pursuant to a registration statement on Form S-4 (the “Registration Statement”). We hereby expressly consent to such filing and the use of our name as counsel in such Registration Statement. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as set forth in the two immediately preceding sentences, the foregoing opinion is rendered solely for your benefit (and for the benefit of persons entitled to rely on it pursuant to the applicable provisions of the federal securities laws) in connection with the matters addressed herein.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

MG/JMZ